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EX-99.10

                                 October 9, 2001


Mr. Christophe Salin
Les Domaines Baron de Rothschild (Lafite)
33 Rue de la Baume
Paris, France 75008

Mr. Mark A. Hojel
SFI Intermediate Ltd. or its Affiliates
C/o Mr. Phillip M. Plant
Herndon Plant Oakley, Ltd.
One Shoreline Plaza
800 North Shoreline
Suite 2200, South Tower
Corpus, Christi, TX 78401-3700

Gentlemen:

         As you know, the Chalone Wine Group, Inc. (the "Company") has issued promissory notes dated October 9, 2001 in the amounts of $6.2 million and $2.3 million to Les Domaines Baron de Rothschild (Lafite) ("DBR") and to SFI Intemediate, Ltd., A Texas limited partnership, or its affiliate ("SFI"), respectively. The amounts advanced under these promissory notes are expected to cover the Company's capital needs until the closing of its proposed sale of $15 million of the Company's common stock in a rights offering to its existing shareholders ( the "Rights Offering"). The Company currently anticipates that the Rights Offering will close no later than November 30, 2001.

         We have agreed that if the Rights Offering does not close by November 30, 2001, the Company has not withdrawn its Registration Statement on Form S-3 in connection with the Rights Offering and the Company reasonably anticipates the closing of the Rights Offering not later than December 31, 2001, then DBR and SFI shall provide the Company with up to an additional $6 million of bridge financing upon commercially reasonable terms that the parties shall negotiate in good faith.

         Your signatures below indicate that this letter correctly sets forth the terms of our agreement.

                                   Sincerely,

                          The Chalone Wine Group, Ltd.
                                Shawn Conroy Blom
                             Chief Financial Officer

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EX-99.10

AGREED:



Les Domaines Baron de Rothschild (Lafite)   Date:  October 9, 2001
                                                 -------------------
By: /s/ Eric de Rothschild
   -------------------------------------

Name: Eric de Rothschild
     -----------------------------------

Title: Managing Partner
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SFI Intermediate Ltd. or its Affiliates     Date:  October 9, 2001
                                                 -------------------
By: /s/ Phyllis S. Hojel
   --------------------------------------------------------

Name: Phyllis S. Hojel
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Title: President GHA 1 Holdings, Inc., its General Partner
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